EXHIBIT 4

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated May 17, 2007, relating to the consolidated balance sheets of FirstService Corporation (the “Company”) as at March 31, 2007 and 2006 and the consolidated statements of earnings, shareholders’ equity and cash flows for each year in the three-year period ended March 31, 2007, appearing in this Annual Report on Form 40-F of the Company for the year ended March 31, 2007.

/s/ PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
May 17, 2007